Exhibit (a)(1)(C)

Screen shot of login page to offer website at https://unh.equitybenefits.com/

CONTACT US

Welcome to the UnitedHealth Group Tender Offer website.

Please enter your Employee ID and Password

If you have misplaced or did not receive your Employee ID, click here.

Employee ID

Password #

(last four digits of your SS#)

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